AMENDMENT NO. 2

This Amendment No. 2 (the “Current Amendment”) is entered into as of December 28, 2022 between the parties which execute this Current Amendment. Reference is made to the Senior Secured Original Issue Discount Convertible Promissory Note, in the original principal amount of $11,000,000, made by SpringBig Holdings, Inc., a Delaware corporation (collectively, the “Maker” or the “Company”), in favor of L1 Capital Global Opportunities Master Fund, a Cayman Islands business organization (“Holder”), dated as of June 14, 2022 (the “Note”). The Note was issued pursuant to the Securities Purchase Agreement dated as of April 29, 2022, between Maker and Holder (as amended, the “Purchase Agreement”). Capitalized terms not otherwise defined shall have the meaning ascribed to such terms in the Purchase Agreement.

In consideration of certain additional financial accommodations made by Holder to Maker, Holder and Maker hereby mutually agree to amend the Note and Purchase Agreement in certain respects as follows:

1.Maker and Holder previously entered into an Amendment dated as of December 1, 2022 pursuant to which Maker and Holder has previously intended to amend certain provisions of the Note (the “Prior Amendment”). Maker and Holder hereby agree that the Prior Amendment shall hereby be terminated and shall be of no further force and effect. Holder and Maker hereby waive any noncompliance, breach or default that may have occurred or been able to be asserted under the Purchase Agreement or the Note as a result of the Prior Amendment and the transactions contemplated thereby.

1.For avoidance of doubt, interest shall remain payable in accordance with Section 1.2(a) of the Note.

1.Prior to the date of this Current Amendment (i) Maker made and Holder accepted a voluntary pre-payment towards the principal of the Note in the amount of $1,000,000, and (ii) Holder converted a total of $200,000 of the outstanding principal of the Note (with Maker’s full knowledge and consent and upon price and terms fully and knowingly waived and agreed to by Maker pursuant to the Note and Purchase Agreement). As a result of the foregoing, the current unpaid principal balance of the Note is $9,800,000.

1.Section 1.3(a) of the Note is hereby amended and restated in its entirety to read as follows:

“(a) Maker will make a principal payment equal to $344,444.44 on January 3, 2023. Thereafter, the remaining unpaid Principal amount shall become payable in equal monthly installments of $556,209.15, commencing on February 1, 2023, and continuing on the first business day of each successive month thereafter until the Principal has been paid in full prior to or on the Maturity Date or, if earlier, upon acceleration, conversion or prepayment of this Note in accordance with its terms.”

1.The Purchase Agreement as amended by this Current Amendment does not require any further approval by the Maker’s stockholders or the Nasdaq Stock Market.

1.The Company represents and warrants to the Holder that the execution and delivery of this Current Amendment by the Holder and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company, the Board of Directors of the Company or the Company’s stockholders in connection herewith, This Amendment has been (or upon delivery will have been) duly executed by the Company and, when delivered in accordance with the terms hereof and thereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law. The Company represents and warrants to the Holder that it has not provided the Holder with any information that it reasonably believes constitutes material non-public information and the Company reaffirms its obligation to comply with Section 4.6 of the Purchase Agreement in that regard.

1.The governing law and exclusive jurisdiction of this Amendment shall be governed in accordance with Section 5.8 of the Purchase Agreement. The Company agrees to pay counsel for the Holder’s legal fees in connection with this Amendment in the amount of $5,000.

1.A breach of this Current Amendment by the Company shall be an Event of Default under the Purchase Agreement and the Note.

1.The Company shall, by 5:30 p.m. (New York City time) on the second Trading Day following the date of execution hereof, file a Current Report on Form 8-K with the SEC disclosing the material terms of this Amendment.

1.Except as amended hereby, the Note and the Purchase Agreement shall remain in full force and effect without change and each is hereby confirmed and the parties reserve all rights thereunder. This Current Amendment may be executed in separate counterparts, each of which taken together shall be one and the same instrument.

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IN WITNESS WHEREOF, the parties have executed this Amendment No. 2 as of the first date written above:

SPRINGBIG HOLDINGS, INC.

By: /s/ Paul Sykes

Title: Chief Financial Officer

L1 CAPITAL GLOBAL OPPORTUNITIES MASTER FUND

By: /s/ David Feldman

Title: Portfolio Manager